CONSOL Coal Resources LP Announces Results for the Fourth Quarter and Full-Year 2019

CANONSBURG, PA - February 11, 2020 - Today, CONSOL Coal Resources LP (NYSE: CCR) (the "Partnership) reported financial and operating results for the quarter and year ended December 31, 2019.

Fourth Quarter 2019 and Full Year 2019 Highlights Include:

•	Cash distribution of $0.5125 per limited partner unit for 4Q19;

•	Net income of $9.0 million and $45.6 million for 4Q19 and 2019, respectively;

•	Adjusted EBITDA[1] of $23.6 million and $99.4 million for 4Q19 and 2019, respectively;

•	Distribution coverage ratio[1] of 0.9x for 4Q19 and 1.0x for 2019;

•	Net leverage ratio[1] of 1.8x as of December 31, 2019;

•	Second strongest sales volume year ever for the Pennsylvania Mining Complex (PAMC); and

•	Harvey Mine achieved annual production record.

Management Comments

"2019 was quite a challenging year, as our industry dealt with weakening commodity and capital markets, which led to several bankruptcies in the coal space,” said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC, the general partner of the Partnership. “Despite such a tough backdrop, I am pleased to announce that we delivered a strong set of results for the fourth quarter and full year of 2019. While U.S. coal production is estimated to have declined by 9% compared to 2018, CCR produced and sold 6.8 million tons in 2019, which is largely unchanged from the record production and sales levels set in 2018. These results were driven by our contracting strategy, well-capitalized asset base and consistent operational performance."

"We also achieved significant improvements on the safety front. Our total recordable incident rate at the PAMC for 2019 improved by 44.7% and our total number of exceptions improved by 41.4%, compared to 2018. Safety remains our top core value, and we continue to strive towards zero life-altering incidents."

Sales and Marketing

Our Sales and Marketing team sold 1.68 million tons of coal during the fourth quarter of 2019 at an average revenue per ton of $45.14, compared to 1.75 million tons at an average revenue per ton of $49.81 in the year-ago period. Despite a 25% lower average PJM West day-ahead power price, a 36% lower average API 2 prompt month coal price and a 36% lower average Henry Hub natural gas spot price in the fourth quarter of 2019 versus the fourth quarter of 2018, our average revenue per ton declined only 9% across the same time period due to our strong contracted position. On the sales volume front, the 91 thousand ton decline in 2019 compared to the year-ago period was mostly a function of reduced production.

During the quarter, we were successful in securing additional coal sales contracts and are currently approximately 95% contracted for 2020 and 43% contracted for 2021, assuming the midpoint of our coal sales volume guidance range.

According to the U.S. Energy Information Administration, inventories at domestic utilities stood at approximately 124 million tons at the end of November 2019, which is approximately 18% higher compared to year-ago levels. While low natural gas and power prices have been weighing on broader coal demand, we continued to ship all the coal we produced during the fourth quarter of 2019. Despite a warmer-than-normal start to 2020, the National Oceanic and Atmospheric Administration expects below-normal temperatures for most of the northern and northeastern areas of the U.S. in February. This development could help to reduce some of the coal stockpile overhang in the domestic markets we serve.

On the export front, low-priced LNG has weighed on coal demand abroad, as a glut of new projects came online in 2019. Additionally, API 2 spot prices for thermal coal delivered to Europe remained volatile throughout 2019, declining 39%. Our 2019 revenues were largely unaffected by this volatility due to our previously disclosed export contract, which runs through December 2020.

On the supply side, low prices are starting to drive global supply rationalization. We started seeing production cuts in the U.S. and Colombia in late 2019, and we are now starting to see Indonesia do the same. Most recently, Indonesia set its coal production output target to 550 million tons in 2020, down from 610 million tons in 2019. Despite this planned production cut, Indonesia's coal consumption is expected to rise from 138 million tons in 2019 to 155 million tons in 2020, which should help to tighten the international market.

Operations Summary

CCR produced 1.68 million tons in the fourth quarter of 2019, which compares to 1.71 million tons in the year-ago quarter. This brings total CCR production to 6.82 million tons in 2019, which is the second highest production year in the PAMC's history. Despite a challenged commodity market, the complex ran at approximately 96% capacity utilization during 2019, highlighting the sustained desirability of our product. Additionally, our Harvey mine set an individual production record during the year of 1.26 million tons, exceeding its previous record set in 2018. This also marks its third consecutive record-setting year.

Our total costs during the fourth quarter of 2019 were $70.8 million compared to $72.7 million in the year-ago period. Average cash cost of coal sold per ton1 for the fourth quarter was $30.38 compared to $30.54 in the year-ago quarter. The decrease was due to reduced maintenance and supply costs and contractor and purchased services costs. For 2019, our total costs were $287.4 million compared to $290.6 million in the prior year. Our 2019 average cash cost of coal sold per ton1 was $30.97 compared to $29.29 for 2018. The increase was primarily driven by additional equipment rebuilds and longwall overhauls due to the timing of longwall moves and panel development. Also, the Partnership faced atypical challenges during the current year, including a roof fall and equipment breakdowns, resulting in higher mine maintenance and project expenses. Subsidence expense also increased in the year-to-year comparison, primarily due to the timing and nature of the properties undermined.

		Three Months Ended
		December 31, 2019	December 31, 2018
Coal Production	million tons	1.68	1.71
Coal Sales	million tons	1.68	1.75
Average Revenue Per Ton	per ton	$45.14	$49.81
Average Cash Cost of Coal Sold[1]	per ton	$30.38	$30.54
Average Cash Margin Per Ton Sold[1]	per ton	$14.76	$19.27

Quarterly Distribution

During the fourth quarter of 2019, CCR generated net cash provided by operating activities of $13.6 million and distributable cash flow1 of $12.7 million, yielding a distribution coverage ratio1 of 0.9x. During the quarter, our net cash provided by operating activities was impacted by unfavorable changes in working capital. Our distribution coverage ratio calculation is based on quarterly estimated maintenance capital expenditures of $9.0 million, while our actual cash maintenance capital expenditures for the fourth quarter were $7.8 million. Based on our full year 2019 distribution coverage ratio1 of 1.0x, the board of directors of the general partner has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. As previously announced on January 24, 2020, the distribution to all unitholders of the Partnership will be made on February 14, 2020, to such holders of record at the close of business on February 10, 2020.

2020 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for 2020.

•	Coal sales volumes - 6.1-6.6 million tons

•	Coal average revenue per ton - $43.00-$45.00

•	Cash cost of coal sold per ton[2] - $30.00-$31.50

•	Adjusted EBITDA[2] - $67-$80 million

•	Capital expenditures - $25-$30 million

Fourth Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Energy Inc., during which management will discuss the fourth quarter and annual 2019 financial and operational results, is scheduled for February 11, 2020 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419
Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website www.ccrlp.com for additional information regarding the Partnership. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.ccrlp.com. In addition, we may provide other information about the Partnership from time to time on our website.

We will also file our Form 10-K with the Securities and Exchange Commission (SEC), reporting our results for the fiscal year ended December 31, 2019. Investors seeking our detailed financial statements can refer to the Form 10-K once it has been filed with the SEC.

Footnotes:

1 "adjusted EBITDA", "distribution coverage ratio", "distributable cash flow", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "net leverage ratio" are non-GAAP financial measures, which are reconciled to the most directly comparable GAAP financial measures immediately below the caption "Reconciliation of Non-GAAP Financial Measures."
2 CCR is unable to provide a reconciliation of adjusted EBITDA guidance to net income or average cash cost of coal sold per ton guidance to total costs, the most comparable financial measures calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Coal Resources LP

CONSOL Coal Resources LP (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania Mining Complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high-Btu North Appalachian thermal and crossover metallurgical coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Total Costs	$70,819	$72,715	$287,377	$290,609
Freight Expense	(1,388)	(1,449)	(4,917)	(10,893)
Selling, General and Administrative Expenses	(2,521)	(3,671)	(12,874)	(13,931)
Interest Expense, Net	(2,109)	(1,372)	(6,604)	(6,667)
Other Costs (Non-Production)	(1,496)	(1,724)	(5,650)	(11,534)
Depreciation, Depletion and Amortization (Non-Production)	(525)	(541)	(2,130)	(2,166)
Cost of Coal Sold	$62,780	$63,958	$255,202	$245,418
Depreciation, Depletion and Amortization (Production)	(11,643)	(10,432)	(43,677)	(42,576)
Cash Cost of Coal Sold	$51,137	$53,526	$211,525	$202,842

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Total Coal Revenue	$75,966	$86,947	$322,132	$341,073
Operating and Other Costs	52,633	55,250	217,175	214,376
Less: Other Costs (Non-Production)	(1,496)	(1,724)	(5,650)	(11,534)
Cash Cost of Coal Sold	51,137	53,526	211,525	202,842
Add: Depreciation, Depletion and Amortization	12,168	10,973	45,807	44,742
Less: Depreciation, Depletion and Amortization (Non-Production)	(525)	(541)	(2,130)	(2,166)
Cost of Coal Sold	$62,780	$63,958	$255,202	$245,418
Total Tons Sold	1,683	1,746	6,829	6,920
Average Revenue Per Ton Sold	$45.14	$49.81	$47.17	$49.28
Average Cash Cost of Coal Sold Per Ton	30.38	30.54	30.97	29.29
Add: Depreciation, Depletion and Amortization Costs Per Ton Sold	6.93	6.10	6.40	6.17
Average Cost of Coal Sold Per Ton	37.31	36.64	37.37	35.46
Average Margin Per Ton Sold	7.83	13.17	9.80	13.82
Add: Depreciation, Depletion and Amortization Costs Per Ton Sold	6.93	6.10	6.40	6.17
Average Cash Margin Per Ton Sold	$14.76	$19.27	$16.20	$19.99

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan ("unit-based compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. We define distribution coverage ratio as a ratio of the distributable cash flow to the distributions paid.

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net Income	$8,974	$16,588	$45,551	$66,566
Plus:
Interest Expense, Net	2,109	1,372	6,604	6,667
Depreciation, Depletion and Amortization	12,168	10,973	45,807	44,742
Unit-Based Compensation	327	472	1,409	1,842
Adjusted EBITDA	$23,578	$29,405	$99,371	$119,817
Less:
Cash Interest	1,951	1,952	7,473	7,217
Estimated Maintenance Capital Expenditures	8,965	8,980	35,911	35,949
Distributable Cash Flow	$12,662	$18,473	$55,987	$76,651

Net Cash Provided by Operating Activities	$13,620	$30,245	$81,125	$125,379
Plus:
Interest Expense, Net	2,109	1,372	6,604	6,667
Other, Including Working Capital	7,849	(2,212)	11,642	(12,229)
Adjusted EBITDA	$23,578	$29,405	$99,371	$119,817
Less:
Cash Interest	1,951	1,952	7,473	7,217
Estimated Maintenance Capital Expenditures	8,965	8,980	35,911	35,949
Distributable Cash Flow	$12,662	$18,473	$55,987	$76,651
Minimum Distributions	$14,405	$14,348	$57,619	$57,392
Distribution Coverage Ratio	0.9	1.3	1.0	1.3

We define net leverage ratio as the ratio of net debt to last twelve month (LTM) earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of the net leverage ratio to net income, the most directly comparable GAAP financial measure on a historical basis for the period indicated (in thousands).

Twelve Months Ended
December 31, 2019
Net Income	$45,551
Plus:
Interest Expense, Net	6,604
Depreciation, Depletion and Amortization	45,807
Unit-Based Compensation	1,409
Non-Cash Expense, Net of Cash Payments for Legacy Employee Liabilities	1,147
Other Adjustments to Net Income	1,671
EBITDA per Affiliated Company Credit Agreement	$102,189

Borrowings Under Affiliated Company Credit Agreement	$180,925
Finance Leases and Asset-Backed Financing	6,897
Total Debt	187,822
Less:
Cash on Hand	543
Net Debt Per Affiliated Company Credit Agreement	$187,279

Net Leverage Ratio (Net Debt/EBITDA)	1.8

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CCR disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

CONSOL COAL RESOURCES LP
CONDENSED EARNINGS SUMMARY
(Dollars in thousands)

	Three Months Ended December 31,
	2019	2018
	(unaudited)	(unaudited)
Revenue:
Coal Revenue	$75,966	$86,947
Freight Revenue	1,388	1,449
Other Income	2,439	907
Total Revenue and Other Income	79,793	89,303
Cost of Coal Sold:
Operating Costs	51,137	53,526
Depreciation, Depletion and Amortization	11,643	10,432
Total Cost of Coal Sold	62,780	63,958
Other Costs:
Other Costs	1,496	1,724
Depreciation, Depletion and Amortization	525	541
Total Other Costs	2,021	2,265
Freight Expense	1,388	1,449
Selling, General and Administrative Expenses	2,521	3,671
Interest Expense	2,109	1,372
Total Costs	70,819	72,715
Net Income	$8,974	$16,588

Adjusted EBITDA	$23,578	$29,405

Distributable Cash Flow	$12,662	$18,473

CONSOL COAL RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2019	December 31, 2018
	(unaudited)	(unaudited)
ASSETS
Cash	$543	$1,003
Trade Receivables, net of allowance	32,769	21,871
Other Current Assets	19,971	17,230
Total Current Assets	53,283	40,104
Total Property, Plant and Equipment—Net	413,660	419,551
Total Other Assets	29,151	14,908
TOTAL ASSETS	$496,094	$474,563

LIABILITIES AND PARTNERS' CAPITAL
Total Current Liabilities	$68,931	$64,084
Total Long-Term Debt	182,570	168,067
Total Other Liabilities	32,732	17,672
Total Partners' Capital	211,861	224,740
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$496,094	$474,563

CONSOL COAL RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended December 31,
	2019	2018
	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net Income	$8,974	$16,588
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	12,168	10,973
Other Non-Cash Adjustments to Net Income	371	568
Changes in Working Capital	(7,893)	2,116
Net Cash Provided by Operating Activities	13,620	30,245
Cash Flows from Investing Activities:
Capital Expenditures	(7,823)	(10,887)
Proceeds from Sales of Assets	2	—
Net Cash Used in Investing Activities	(7,821)	(10,887)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt	(1,463)	(4,927)
Payments for Unitholder Distributions	(14,404)	(14,348)
Net Cash Used In Financing Activities	(15,867)	(19,275)
Net (Decrease) Increase in Cash	$(10,068)	$83
Cash at Beginning of Period	10,611	920
Cash at End of Period	$543	$1,003